PRODUCT SUPPLY AGREEMENT


                  This PRODUCT SUPPLY AGREEMENT (the "Agreement") is made and entered into this 13th day of August, 1996 ("Effective Date"), by and among Able Laboratories, Inc. ("Able") Able Acquisition Corp. ("Acquisition Corp.") and Dynagen, Inc. (together with Acquisition Corp., "Dynagen").

                  WHEREAS,   Able  currently   manufactures  and  sells  certain
suppository products listed on Schedule A hereto (the "Suppository Products");

                  WHEREAS, contemporaneously with the execution of this Agreement, pursuant to an Asset Purchase Agreement dated as of the date hereof by and between Dynagen and Able (the "Acquisition Agreement"), Dynagen will acquire from Able (the "Acquisition") substantially all of Able's assets;

                  WHEREAS, Able will not convey to Dynagen the Retained Assets (as defined in the Acquisition Agreement);

                  WHEREAS, for a transitional period following consummation of the Acquisition, Able desires to have Dynagen produce the Suppository Products at Able's former facility at 6 Hollywood Court, South Plainfield, New Jersey (the "Facility");

                  WHEREAS, as a condition precedent to Able's agreeing to enter into the Acquisition Agreement, Dynagen has agreed to continue production of the Suppository Products and to supply such products to Able upon the terms and conditions hereinafter set forth;

                  NOW THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                             ARTICLE I --DEFINITIONS

         1.1 DEFINITIONS. In this Agreement, the following terms shall have the following meanings:

                  "ABLE" has the meaning set forth in the preamble to this Agreement.

                  "ACQUISITION AGREEMENT" has the meaning set forth in the recitals to this Agreement.

                  "AGREEMENT" has the meaning set forth in the preamble to this Agreement.

                  "ANDA" shall mean Abbreviated New Drug Application.







                  "ALPHARMA COMPANIES" shall mean ALPHARMA INC. and its present and future subsidiaries and affiliates.

                  "BULK" shall mean Miconazole 100 mg suppositories not packaged in a folding carton.

                  "CONFIDENTIAL  INFORMATION"  has  the  meaning  set  forth  in
Section 2.11.

                  "CONFORMING PURCHASE ORDER" shall have the meaning specified in Section 2.6.

                  "DAMAGES" shall have the meaning specified in Section 5.3(a).

                  "EFFECTIVE DATE" has the meaning set forth in the preamble to this Agreement.

                  "FDA"   shall   mean   the   United   States   Food  and  Drug
Administration or any successor governmental agency or department having similar purpose or powers.

                  "F.O.B." shall mean "free on board" as that term is defined in
Section 2-319 of the New Jersey Commercial Code.

                  "NON-CONFORMING   PURCHASE   ORDER"  shall  have  the  meaning
specified in Section 2.6.

                  "SUPPOSITORY MATERIALS" has the meaning set forth in Section 2.3.

                  "SUPPOSITORY PRODUCTS" has the meaning set forth in the recitals to this Agreement.

                  "TERM" has the meaning set forth in Section 3.1.

                  "UNIT" shall mean (a) a folding carton containing seven (7) suppositories in the case of Miconazole 100 mg or three (3) suppositories in the case of Miconazole 200 mg or (b) two (2) continuous strips of seven (7) suppositories each in the case of Bulk.


                          ARTICLE II--PURCHASE AND SALE

         2.1 PURCHASE. Subject to Section 2.5, during the Term of this Agreement, Dynagen agrees to produce the Suppository Products at the Facility and to sell such Suppository Products to Able. The Suppository Products that will be produced and sold pursuant to this Agreement are listed on Schedule A hereto.

         2.2 PRICE. Dynagen shall sell Suppository Products to Able for $0.70 per Unit.

         2.3      ABLE'S PURCHASE OF SUPPOSITORY MATERIALS.

                  (a) Able shall purchase raw materials and packaging materials called for by the Suppository Products' bill of material (collectively, the "Suppository Materials"). Able shall cause the Suppository Materials to be delivered to Dynagen at the Facility. Within five (5) days of receipt of the Suppository Materials, Dynagen shall deliver to Able a receiving order.

                  (b) Within fifteen (15) days following delivery of the Suppository Materials, Dynagen shall complete release testing of such Suppository Materials to assure that such Suppository Materials conform to the quality requirements set forth in the applicable ANDA or as otherwise specified by Able with respect to such materials. Within one business day following completion of the release testing with respect to any shipment of Suppository Materials, Dynagen shall notify Able in writing of the results of such testing. Such writing will set forth the amounts and types of both conforming and nonconforming materials contained in such shipment.

                  (c) Within five (5) business days following the end of each calendar month, Dynagen shall deliver to Able an inventory balance statement reflecting the Suppository Materials held in inventory by Dynagen at the end of such month.

         2.4 FORECASTS. On or before the Effective Date, Able shall provide Dynagen with a forecast for its requirements of Suppository Products (by batches) for the six (6) months of this Agreement. Such forecasts will not represent binding commitments; provided, however, that Able shall be required to pay to Dynagen the amount, if any, required by Section 3.4.

         2.5 PURCHASE ORDERS. Able will submit purchase orders to Dynagen in writing. All purchase orders shall be received by Dynagen no later than sixty
(60) days before shipment is required and shall include (a) the quantity of Suppository Products, by Unit, to be purchased, (b) the requested delivery date(s), (c) shipping instructions, and (d) any other information dictated by the circumstances of the order. Purchase orders may be on Able's purchase order form, provided that any provision of any such purchase order form which is inconsistent with any provision of this Agreement shall be ineffective and not binding on either party.

         2.6 ACCEPTANCE OF ORDERS. Dynagen will accept purchase orders issued to it by Able within ten (10) days after receipt of such purchase orders provided that such purchase orders are consistent with Able's applicable forecast delivered pursuant to Section 2.4 (such binding purchase orders are referred to herein as "Conforming Purchase Orders", and purchase orders which are not consistent with Able's applicable forecast are referred to herein as
"Non-Conforming Purchase Orders"). Dynagen shall accept or reject a Non-Conforming Purchase Order within ten (10) days after receipt of the same, provided that Dynagen shall use commercially reasonable, efforts to accommodate Able and to accept Non-Conforming Purchase Orders. If Dynagen does not accept a Non-Conforming Purchase Order, it will propose a substitute delivery date at the time it rejects such Non-Conforming Purchase Order.

         2.7      DELIVERY.

                  (a) Dynagen shall deliver the Suppository Products F.O.B. from Dynagen's place of manufacture. The costs of such shipment, including freight, handling and insurance, shall be borne by Able.

                  (b) Prior to delivery provided for in Section 2.7(a), Dynagen will deliver via facsimile to Arden Stoermer, Director Quality Assurance, Alpharma (410) 944-3162 batch records and raw materials records as provided in the Quality Assurance Specifications attached hereto as Schedule B. Within three
(3) business days of receipt of the batch records and raw materials records, Alpharma will deliver to Dynagen a batch release. Upon receipt of the batch release, Dynagen shall prepare the Suppository Products related thereto for delivery pursuant to Section 2.7(a).

         2.8 WAREHOUSING. In the event Able notifies Dynagen in writing that it is unable to accept a shipment of Suppository Products pursuant to an accepted purchase order, Able may request Dynagen to store such Suppository Products up to a maximum of fourteen (14) days past the originally requested delivery date; provided that Able shall be required to accept shipment of such order immediately following expiry of the above-referenced storage period.

         2.9 INSPECTION. Within fifteen (15) days of receipt of a shipment of Suppository Products, Able shall inspect the Suppository Products and report to Dynagen any nonconformance of such Suppository Products that it has identified by such inspection. In the event that at a later date Able reasonably believes there is a discrepancy in connection with the quality of a Suppository Product, Able and Dynagen will in good faith try to resolve such dispute. In the event Able and Dynagen are unable to agree within forty-five (45) days following the date of initiation of good faith discussions, such dispute shall be resolved by an independent testing laboratory to be mutually agreeable to the parties. The decision of the testing laboratory with respect to quality matters shall be final and binding on the parties and the expenses of such testing laboratory shall be borne by the party in error. Should a Suppository Product fail to meet testing standards for quality, Dynagen agrees to replace in Able's inventory any such defective Suppository Product with a Suppository Product which meets the appropriate standards, and such replacement shall be Able's exclusive remedy for such failure; provided, however, that Dynagen shall reimburse Able for the cost of the Suppository Materials used in, or in the production of, any non-conforming shipment. Notwithstanding the foregoing, nothing contained in this Section 2.9 shall limit Able's recourse to Dynagen for any non-conforming shipment that contains a latent defect that is not identified during the course of the inspection contemplated by this Section 2.9 nor Dynagen's responsibility for any third-party claims.

         2.10  PAYMENT.  Payment for all orders made by Able shall be net thirty
(30) days from the date of invoice. Invoices shall be dated no earlier than the date of shipment.

         2.11 EXCLUSIVE PRODUCTION. Dynagen acknowledges that the information, observations and data related to Able's suppository business that Dynagen will obtain in the course of its performance under this Agreement (the "Confidential Information") represents proprietary information of Able with respect to such business and that such Confidential
Information would not be disclosed to Dynagen but for the undertakings contemplated by this Agreement. Therefore Dynagen agrees that it shall not use any Confidential Information for the production or sale of Suppository Products to any party other than Able, during the Term or any renewal term or for a period of five years following the termination of this Agreement or any renewal hereof, unless Able expressly consents to such production or sale in writing.

         2.12 ABLE'S REQUIREMENTS. During the Term of this Agreement, Able shall purchase all of the Suppository Products that Able purchases from any person other than an ALPHARMA Company solely from Dynagen. The parties acknowledge that Able intends to relocate the production of Suppository Products to another facility and nothing contained in this Agreement shall in any way limit Able or any other ALPHARMA Company from producing, marketing or selling any Suppository Product whether during or subsequent to the Term.


                         ARTICLE III--TERM & TERMINATION

         3.1 TERM. The term (the "Term") of this Agreement shall commence on the Effective Date and shall continue for a period of six (6) months from the Effective Date. The Term may be extended upon mutual agreement of the parties.

         3.2 TERMINATION. This Agreement may be terminated at any time by Able upon giving 45 days written notice to Dynagen and shall automatically terminate upon expiration of the Term.

         3.3 EFFECTS OF TERMINATION. Termination of this Agreement shall not affect either party's rights or remedies with respect to any Suppository Products ordered prior to termination in the event that such Suppository Products are delivered subsequent to termination.

         3.4 TERMINATION PAYMENT. In the event that this Agreement is terminated by Able or the Term has expired, and in each case Able has not purchased at least 300,000 Units of Suppository Products from Dynagen pursuant to this Agreement, Able shall pay within thirty (30) days of such event to Dynagen an amount equal to (x) $0.55 multiplied by (y) the excess of 300,000 over the number of Units of Suppository Products ordered and paid for under this Agreement.


                          ARTICLE IV--OTHER AGREEMENTS

         4.1 CONFIDENTIALITY. Dynagen acknowledges and agrees that it shall take all reasonable steps to keep confidential, and shall not disclose to, publish or use for the benefit of any third parties or for itself (except in carrying out duties in connection with this Agreement) any Confidential Information or any information which Able identifies as being confidential whether acquired prior to or during the term of this Agreement, without first having obtained the written consent of Able to such disclosure or use unless the same (a) is in the public domain (provided that information in the public domain has not or does not come into the public domain as the result of disclosure by Dynagen); (b) becomes available to Dynagen on a non-confidential basis from a source other than Able; or (c) is independently developed by Dynagen. The parties hereby acknowledge and agree that Dynagen's prices of Suppository Products sold to Able hereunder and any information relating to any ANDA for a Suppository Product shall be considered Confidential Information for purposes of this Section 4.1 without any further identification by Able that such information is confidential. The obligations of confidentiality hereunder shall survive any expiration or termination of this Agreement for a period of five (5) years from the effective date of such expiration or termination.

         4.2 PACKAGING. All packaging and graphic design for packaging for the Suppository Products shall be in accordance with Able's specifications (to the extent such specifications are in compliance with applicable laws and regulations). Able shall supply Dynagen with all camera ready artwork required by Dynagen related to the other packaging of Suppository Products.

         4.3 LABEL COPY. Able shall be responsible for assuring that all label copy is in compliance with FDA and any other state or federal requirements. Able shall indemnify and hold harmless Dynagen from liability incurred by Dynagen in connection with any label copy not in compliance with FDA and any other state or federal requirements. Dynagen shall be responsible for and shall indemnify and hold harmless Able from liability incurred by Able in connection with the placement of label copy on or the improper packaging of any Suppository Product.


                ARTICLE V--WARRANTIES, INDEMNITIES AND COVENANTS

         5.1 DYNAGEN'S WARRANTIES. Dynagen warrants that the Suppository Products sold hereunder shall be manufactured in accordance and in compliance with (i) the then current good manufacturing practices as defined by the FDA and any ANDA for a Suppository Product, if applicable and (ii) Able's Quality Assurance Specifications set forth on Schedule B hereto for each Suppository Product. All Suppository Products will be shipped to Able within one (1) month from the date of its manufacture unless such delay in shipment is attributable to a request by Able to delay shipment pursuant to Section 2.8 or otherwise. Dynagen hereby warrants that each shipment of Suppository Product made by it to Able will not be at the time of such shipment or delivery, adulterated, misbranded or otherwise prohibited within the meaning of the Federal Food, Drug and Cosmetic Act in effect at the time of said shipment or delivery (the "Act"), or within the meaning of any applicable state or municipal law in which the definition of adulteration or misbranding are substantially the same as those contained in the Act; and each such Suppository Product is not, at the time of such shipment or delivery, merchandise which may not be introduced into interstate commerce under the provisions of Sections 404, 505 and 512 of said Act; and each such Suppository Product is merchandise which may be legally transported or sold under the provisions of any other applicable federal, state or municipal law.

         5.2 ABLE'S WARRANTIES. Able warrants that (a) it owns or has a valid right to use all artwork and packaging designs supplied to Dynagen hereunder for use with the Suppository

Products; (b) it owns or has a valid right to use all trademarks it requests Dynagen to affix or use with Suppository Products sold hereunder; (c) the recipes, formulae and specifications provided to Dynagen hereunder do not violate or infringe upon the patents, trade secrets, copyrights or contract rights of any third party; and (d) the recipes, formula, label copy and specifications provided to Dynagen comply with FDA requirements for the manufacture of a Suppository Product.

         5.3      INDEMNITIES.

                  (a) Dynagen's Indemnity. Dynagen agrees to defend, indemnify and hold Able harmless from and against any and all damages, losses, claims, liabilities or expenses, including reasonable attorney's fees (collectively, "Damages"), arising out of its breach of Section 5.1 hereof, or any allegation by the FDA or any third party that if true would constitute a breach thereof, or of any other provision of this Agreement.

                  (b) Able's Indemnity. Able agrees to defend, indemnify and hold Dynagen harmless from any and all Damages arising out of its breach of
Section 5.2 hereof or of any other provision of this Agreement.

                  (c) Indemnification Procedures for Third Party Claims. Upon the assertion of any claim against a party hereto that may give rise to a right of indemnification under this Agreement, the indemnified party shall give immediate notice to the indemnifying party of the existence of such claim and shall give the indemnifying party reasonable opportunity to control, defend and/or settle such claim at its own expense and with counsel of its own selection; provided, however, that the indemnified party shall at all times have the right fully to participate in such defense at its own expense with separate counsel. If the indemnifying party shall, within a reasonable time after such notice has been given, fail to defend, compromise or settle such claim, then the indemnified party shall, with the consent of the indemnifying party, have the right to defend, compromise or settle such claim on behalf, for the account of and at the cost and risk of, the indemnifying party. Notwithstanding the foregoing, the parties agree that if any such claim would affect Dynagen's ability to supply Suppository Products pursuant to this Agreement or Able's ability to purchase or sell such Suppository Products, and Dynagen is the indemnifying party with respect to such claim, notwithstanding the foregoing, Able shall have the right to control, defend and/or settle such claim at Dynagen's expense with counsel of Able's selection. In all cases, each of the parties hereto shall give the other such assistance as may be reasonably requested by the other in order to undertake the defense of any claim.

         5.4 RECALL. In the event a Suppository Product sold to Able hereunder is the subject of a voluntary or involuntary recall, Able shall be responsible for recovering such Suppository Product distributed by it. If such recall arises from an act of omission which is a breach or alleged breach by Dynagen of
Section 5.1 herein, then Dynagen shall reimburse Able for its reasonable out of pocket expenses (upon presentation to Dynagen of appropriate documentation therefor) incurred in connection with such recall and Able shall be entitled to return at Dynagen's expense, all Suppository Products recalled and in inventory for a refund from Dynagen equal to the price paid by Able, including freight, if applicable, and including the cost of any Suppository Materials related to the recalled Suppository Products. If such recall is the result of Able's breach of Section 5.2 herein, then Able shall reimburse Dynagen for its reasonable out of pocket expenses (upon presentation to Able of appropriate documentation therefor) incurred in connection with such recall. The provisions of this Section 5.4 shall not in any way limit either Dynagen's or Able's other rights hereunder, including their respective rights under Sections 5.3(a) and 5.3(b) hereof.

         5.5      INSURANCE.

                  (a) During the term of this Agreement, Dynagen shall, at its own cost and expense and with reputable carriers, maintain public and product liability insurance (including, without limitation, contractual liability insurance covering the Asset Purchase Agreement and the Product Supply Agreement) with respect to the Suppository Products against claims for personal or bodily injury, death or property damage suffered by others and related to the Suppository Products in an amount of not less than $2,000,000 for each occurrence and in the aggregate annually. If such coverage is made on a "Claims Made" or similar basis Dynagen will continue to provide such coverage for products sold to Able under this Agreement and any renewals of this Agreement, for a period of not less than two (2) years from the termination of this Agreement. Each insurance policy obtained by Dynagen pursuant to this Section 5.5(a) shall include Able as an additional insured with respect to Suppository Products, and shall provide that it may not be canceled or materially changed without giving 30 days prior notice to Able of such cancellation or material change.

                  (b) At the policy renewal date thereof, Dynagen shall deliver to Able one or more certificates of insurance evidencing the effectiveness of the insurance coverage required by Section 5.5(a) and Able's status as an additional insured under such insurance policies.

         5.6 FURTHER ACTION. Dynagen shall take such reasonable actions as are necessary to comply with any current or future requirements of the FDA or other applicable regulatory body regarding production of the Suppository Products or the Facility generally to assure that it will be able to fulfill its obligations hereunder.

         5.7 CERTAIN SUPERVISORY REPRESENTATIVES. The parties agree that the Buyer shall, at the option of the Seller, permit the Seller access to the Facility to the extent the Seller deems necessary to enable it to supervise and to insure the quality of the production of the Suppository Products.

         5.8 ANDAS. Dynagen shall not take any action with respect to the Facility, the Suppository Products or the production of the Suppository Products that would require Dynagen or Able to obtain a supplemental ANDA with respect to any Suppository Product, without the prior written consent of Able.

                            ARTICLE VI--MISCELLANEOUS

         6.1 ASSIGNMENT. This Agreement may not be assigned by Dynagen without the prior written consent of Able. Able may assign this Agreement to any affiliate without the consent of Dynagen.

         6.2 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement. Notwithstanding the foregoing, if any provision is so invalidated, the parties hereto shall, to the extent lawful and practicable, use their best reasonable efforts to enter into arrangements to reinstate the intended benefits, net of the intended burdens, of such provision.

         6.3 ACKNOWLEDGMENT. The parties hereto acknowledge and agree that (a) the closing of the transactions contemplated by the Acquisition Agreement is conditioned upon the execution and delivery of this Agreement as of the closing of the Acquisition, (b) Able and Dynagen would not have engaged in the transactions contemplated by the Acquisition Agreement if this Agreement was not executed and delivered and (c) the Acquisition Agreement and this Agreement should not be viewed as independent contracts, but as one agreement.

         6.4 HEADINGS AND INTERPRETATION. The headings used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement. The word "including" shall not be taken to limit a more general preceding term or phrase. Words importing the singular shall include the plural and vice versa.

         6.5 ENTIRE AGREEMENT. This Agreement and the Acquisition Agreement referred to herein contain the entire agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

         6.6 NO STRICT CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by both parties hereto to express their mutual intent and no rule of strict construction against either party shall apply to any term or condition of this Agreement.

         6.7 NO WAIVER. The failure of one party hereto to enforce at any time any of the provisions of this Agreement, or any rights in respect thereto, or to exercise any election herein provided, shall in no way be considered to be a waiver of such provision, rights or elections, or in any way to affect the validity of this Agreement. Any waiver must be in writing.

         6.8 NOTICES. All notices, demands and other communications given or delivered under this Agreement will be in writing and will be deemed to have been given when personally delivered, mailed by first class mail, return receipt requested, or delivered by express courier service or telecopied. Notices, demands and communications to Able and Dynagen will, unless another address is specified in writing, be sent to the address indicated below:

                  Notices to Able:
                  ----------------

                  Able Laboratories, Inc.
                  c/o ALPHARMA INC.
                  One Executive Drive
                  P.O. Box 1399
                  Fort Lee, NJ  07024
                  Attn:    Beth P. Hecht, Esq.,
                           Corporate Counsel and Secretary
                  Telecopy:  (201) 592-1481

                  with a copy to:
                  ---------------

                  Kirkland & Ellis
                  153 E. 53rd Street
                  New York, NY  10022
                  Attn:  Marjorie L. Reifenberg, Esq.
                  Telecopy:  (212) 446-4900

                  Notices to Dynagen:
                  -------------------

                  Dynagen, Inc.
                   99 Erie Street
                  Cambridge, MA  02139
                  Dr. Indu A. Muni, President and CEO
                  Telecopy:  (617) 354-3902

                  with a copy to:
                  ---------------

                  Testa, Hurwitz & Thibeault, LLP
                  125 High Street
                  Boston, MA 02110
                  Attn:  Mitchell S. Bloom, Esq.
                  Telecopy:  (617) 248-7100

         6.9 RELATIONSHIP OF PARTIES. Neither of the parties shall act or represent or hold itself out as having authority to act as an agent or a partner of the other party, or in any way bind or commit the other party to any obligations. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency or an association of any kind.

         6.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         6.11 GOVERNING LAW; CONSENT TO JURISDICTION. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW JERSEY, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT PROVISION OR RULE (WHETHER OF THE STATE OF NEW JERSEY OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW JERSEY TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF NEW JERSEY WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION'S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY. DYNAGEN AND ABLE HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW JERSEY AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW JERSEY SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND OF THE DOCUMENTS REFERRED TO IN THIS
AGREEMENT, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION OR ENFORCEMENT HEREOF OR OF ANY SUCH DOCUMENT, THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY OF SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SAID COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH A NEW JERSEY STATE OR FEDERAL COURT. DYNAGEN AND ABLE HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF ANY SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 6.8 HEREOF, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

                                   * * * * * *

                  IN WITNESS WHEREOF, the parties have caused their duly authorized representative to execute this Agreement as of the date first above written.




                                   ABLE LABORATORIES, INC.


                                   By:_________________________________________

                                   Its:________________________________________



                                   DYNAGEN, INC.


                                   By:_________________________________________

                                   Its:________________________________________



                                   ABLE ACQUISITION CORP.


                                   By:_________________________________________

                                   Its:________________________________________

                                   Schedule A

                              Suppository Products


         Miconazole 100 mg
         Miconazole 200 mg